SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

	Filed by the Registrant	[X]
	Filed by a Party other than the Registrant	[ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material under Rule 14a-12

Fidelity Concord Street Trust
Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1) Title of each class of securities to which transaction applies:
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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4) Proposed maximum aggregate value of transaction:
(5) Total Fee Paid:
[ ]	Fee paid previously with preliminary materials.
[ ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(Fidelity Investment logo)(registered trademark)

2nd Request - Urgent Proxy Information

Fidelity® U.S. Bond Index Fund

Spartan International Index Fund

Spartan® Extended Market Index Fund

Spartan Total Market Index Fund

Spartan U.S. Equity Index Fund

Please cast your proxy ballot right away! Voting is quick and easy.

Dear Shareholder:

Several weeks ago, we mailed you proxy information requesting your proxy vote for a Special Shareholder Meeting for your fund(s) as requested by the Board of Trustees. This information described each proposal and asked for your vote on these important issues. All of the proposals have been carefully reviewed by the Board of Trustees. The Trustees, most of whom are not affiliated with Fidelity, are responsible for protecting your interests as a shareholder. The Trustees believe these proposals are in the best interest of shareholders. They recommend that you vote for each proposal.

Your vote is very important no matter how large or small your holdings may be. A prompt response will help your fund obtain the votes needed to hold the Shareholder meeting on June 13, 2001 as scheduled, reducing the need for costly additional requests. If your holdings are in your 401 (k), 403 (b) or 457 plan account, please vote right away!

Everything you need to vote is enclosed. If you have more than one account in the fund(s), you will have a separate card for each account. Please vote each card you receive by mail or phone.

Please vote promptly by selecting one of these options:

Vote By Telephone

Call 1-800-848-3155, toll-free weekdays from 8:00 AM - 8:00 PM, Eastern Time and Saturdays from 11:00 AM - 6:00 PM, Eastern Time. Your vote will be recorded by a representative of D.F. King, Inc., an independent proxy solicitation firm.

Vote By Touch-Tone Phone

Call the toll-free number on your proxy ballot card(s) and follow the recorded instructions.

Vote By Fax

Fax the front and back of your signed proxy card to the proxy tabulator at 1-888-451-8683.

Vote By Mail

Mail your signed proxy card in the enclosed envelope right away!

We appreciate your immediate attention to this urgent request. If you have any further questions, please call Fidelity at 1-800-544-3198. If you have already voted, thank you.

Sincerely,

Edward C. Johnson 3d
/s/Edward C. Johnson 3d

Chairman and Chief Executive Officer